EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Biogen Savings Plan of our report dated June 24, 2003 relating to the financial statements and supplemental schedules of the Biogen Savings Plan for the year ended December 31, 2002 included with this Form 10-K/A.

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 30, 2003